RUDDICK CORPORATION                                    EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                               SIX  MONTHS ENDED
                                 March 28,      March 29,
                                   1999           1998
                              _______________ ______________

NET INCOME PER SHARE COMPUTED
AS FOLLOWS:

BASIC:

  1. Net income available to
     common shareholders           $25,371,000     $23,371,000
                                   ===========     ===========

  2. Weighted average common
     shares outstanding - Basic     46,576,050      46,684,883
                                    ===========     ===========

  3. Basic net income per share
     (Item 1 divided by Item 2)           $.54            $.50
                                    ===========     ===========

DILUTED:
  1.  Net income available to
      common shareholders          $25,371,000     $23,371,000
                                   ===========     ===========

  2.  Weighted average common
      shares outstanding - Basic    46,576,050      46,684,883

  3.  Weighted potential shares
      under stock options computed
      for the periods using the
      Treasury Stock Method.           256,004         327,369
                                   ------------   ------------

  4.  Weighted average common shares
      outstanding - Diluted         46,832,054      47,012,252
                                    ============   ============
  5.  Net Income Per Share (Item
      1 divided by Item 4)                $.54            $.50
                                   =============  =============